Exhibit d 1 b

MAINSTAY FUNDS TRUST

AMENDMENT TO THE MANAGEMENT AGREEMENT

This Amendment to the Management Agreement is hereby made as of the 30th day of March, 2010 (the “Agreement”) between MainStay Funds Trust, a Delaware business trust (the “Trust”), further amended from time to time, on behalf of its series as set forth on Schedule A (each, a “Fund,” and collectively, the “Funds”) and New York Life Investment Management LLC, a Delaware limited liability company (“NYLIM” or the “Manager”).

WHEREAS, the Trust and the Funds are parties to a Management Agreement, dated as of November 10, 2009, as amended (“Agreement”); and

WHEREAS, the parties hereby wish to amend the Agreement to reflect the addition of MainStay High Yield Municipal Bond Fund to the schedule.

NOW, THEREFORE, the parties agree as follows:

(i)	effective March 30, 2010, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and attested as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By:	/s/ Stephen P. Fisher
Name:	Thomas Lynch	Name:	Stephen P. Fisher
Title:	Vice President and Assistant	Title:	Senior Managing Director
General Counsel

MAINSTAY FUNDS TRUST

Attest:	/s/ Thomas Lynch	By:	/s/ Jack R. Benintende
Name:	Thomas Lynch	Name:	Jack R. Benintende
Title:	Assistant Secretary	Title:	Treasurer

SCHEDULE A

(As of March 30, 2010)

For all services rendered by the Manager hereunder, each Fund of the Trust shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, an annual fee equal to the following:

FUND	ANNUAL RATE

MainStay Cash Reserves Fund	0.45% on assets up to $500 million; 0.40% on assets between $500 million an $1 billion; and 0.35% on assets in excess of $1 billion

MainStay Conservative Allocation Fund	0.000%*

MainStay Epoch U.S. All Cap Fund	0.850% up to $500 million; 0.825% $500 million to $1 billion; and 0.800% in excess of $1 billion

MainStay Epoch Global Choice Fund	1.00%

MainStay Epoch Global Equity Yield Fund	0.70%

MainStay Epoch International Small Cap Fund	1.10%

MainStay Epoch U. S. Equity Fund	0.80%

MainStay Floating Rate Fund	0.600% up to $1 billion; and 0.575% in excess of $l billion

MainStay Growth Allocation Fund	0.000%*

MainStay Growth Equity Fund	0.700% up to $500 million; and 0.675% in excess of $500 million

MainStay High Yield Municipal Bond Fund	0.55%

MainStay ICAP Equity Fund	0.80%

MainStay ICAP International Fund	0.80%

MainStay ICAP Global Fund	0.80%

MainStay ICAP Select Equity Fund	0.80%

MainStay Indexed Bond Fund	0.350% up to $1 billion; and 0.300% in excess of $1 billion

FUND	ANNUAL RATE

MainStay Intermediate Term Bond Fund	0.600% up to $500 million; and 0.575% from $500 million to $1 billion; and 0.550% in excess of $1 billion

MainStay Moderate Allocation Fund	0.000%*

MainStay Moderate Growth Allocation Fund	0.000%*

MainStay S&P 500 Index Fund	0.250% up to $1 billion; 0.225% from $1 billion to $2 billion; 0.215% from $2 billion to $3 billion; and 0.200% in excess of $3 billion

MainStay Short Term Bond Fund	0.600% up to $500 million; and 0.575% in excess of $500 million

MainStay 130/30 Core Fund	1.000%

MainStay 130/30 Growth Fund	1.000%

MainStay 130/30 International Fund	1.100%

MainStay Retirement 2010 Fund	0.100%

MainStay Retirement 2020 Fund	0.100%

MainStay Retirement 2030 Fund	0.100%

MainStay Retirement 2040 Fund	0.100%

MainStay Retirement 2050 Fund	0.100%

* The Manager will receive no fee from the Fund, although the parties acknowledge that theManager or its affiliates shall receive compensation from other registered investment companies,including other series of the Company, in connection with assets of the Fund that are invested insuch investment companies.